Exhibit 99.1

Clearwater Paper Reports First Quarter 2017 Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 20, 2017--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter of 2017.

The company reported net sales of $437.5 million for the first quarter of 2017, essentially flat with net sales of $437.2 million for the first quarter of 2016. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the first quarter of 2017 were $7.5 million, or $0.45 per diluted share, compared to net earnings of $18.4 million, or $1.05 per diluted share, for the first quarter of 2016. The decrease in net earnings was due primarily to higher input costs for natural gas, transportation and maintenance, and costs related to the closure of the company's Oklahoma City converting facility, partially offset by lower wage and benefit costs due to the implementation of warehouse automation and the shutdown of two paper machines in the Neenah, Wisconsin mill. Unplanned outages at the Las Vegas, Nevada facility in the fourth quarter of 2016 and at the Shelby, North Carolina facility in the first quarter of 2017 contributed to the higher transportation costs in the first quarter of 2017 due to the positioning of inventory. In addition, planned production curtailments at the end of the fourth quarter of 2016 drove higher inventory costs that flowed through results for the first quarter of 2017. Excluding certain non-core items identified in the attached Reconciliation of non-GAAP financial measures, first quarter 2017 adjusted net earnings were $10.7 million, or $0.64 per diluted share, compared to first quarter 2016 adjusted net earnings of $19.2 million, or $1.09 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $48.1 million for the first quarter of 2017 compared to $58.9 million for the first quarter of 2016. Adjusted EBITDA for the quarter was $49.3 million, down 17.9% compared to first quarter 2016 Adjusted EBITDA of $60.1 million. The $10.8 million decrease in Adjusted EBITDA was primarily a result of the same higher input costs affecting GAAP net earnings in the first quarter of 2017.

"We achieved solid results in the first quarter of 2017 due to strong demand for both consumer products and paperboard, positive contributions from the Manchester Industries acquisition, and our team's continued smart work and focus,” said Linda K. Massman, president and chief executive officer. "This is a significant year for Clearwater Paper as we look forward to completing the final year of our current strategic plan, which includes warehouse automation, the continuous pulp digester in Lewiston, Idaho, and the operational efficiencies that are vital to improving our cost structure. The exciting work on the Shelby, North Carolina plant and warehousing expansion is also underway.”

FIRST QUARTER 2017 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $242.4 million for the first quarter of 2017, down 1.1% compared to first quarter 2016 net sales of $245.0 million. This decrease was due to lower non-retail sales resulting from the shutdown of two higher cost paper machines at the Neenah, Wisconsin mill, partially offset by a richer product mix that included a 4.9% increase in retail tons sold.

Consumer Products had operating income of $6.2 million in the first quarter of 2017, compared to operating income of $18.4 million in the first quarter of 2016. Adjusted operating income of $12.4 million for the first quarter of 2017 was down from $18.8 million in the same period in 2016, after adjusting for certain non-core items identified in the attached Reconciliation of non-GAAP financial measures. Consumer Products operating margin decreased to 2.6% in the first quarter of 2017 from 7.5% in the 2016 period. The adjusted operating margin decreased from 7.7% in the first quarter of 2016 to 5.1% in the most recent period due to higher input costs for transportation, natural gas and maintenance, partially offset by lower negotiated pulp prices and lower wage and benefit costs resulting from the implementation of warehouse automation, and the previously mentioned shutdown at the Neenah mill. The unplanned outages at the Las Vegas and Shelby facilities and the planned production curtailments at the end of the fourth quarter 2016, both discussed above, unfavorably affected Consumer Products' results for the first quarter of 2017.

  Total tissue sales volumes of 95,364 tons in the first quarter of 2017 decreased by 4.0% and converted product cases shipped were 13.1 million, up 1.0%, each compared to the first quarter of 2016.
  Average tissue net selling prices increased 3.0% to $2,539 per ton in the first quarter of 2017, compared to the first quarter of 2016.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $195.1 million for the first quarter of 2017, up 1.5% compared to first quarter 2016 net sales of $192.2 million. The increase was primarily due to higher paperboard shipment volume, which includes a full quarter of operations from the Manchester Industries acquisition. Operating income for the quarter decreased $7.9 million to $27.2 million, compared to operating income of $35.2 million for the first quarter of 2016, primarily due to lower paperboard prices and increased costs for energy and supplies, as well as higher depreciation expense.

  Paperboard sales volumes increased 4.5% to 210,382 tons in the first quarter of 2017, compared to 201,340 tons in the first quarter of 2016.
  Paperboard net selling prices decreased 2.6% to $927 per ton, compared to the first quarter of 2016.

Taxes

The company's consolidated GAAP tax rate for the first quarter of 2017 was a provision of 40.0%, compared to 38.8% in the first quarter of 2016. The provision for the first quarter of 2017 included the impact of a new accounting standard pertaining to stock-based compensation, which now requires differences between book and tax measures of stock compensation that previously flowed through equity to flow through the income tax provision. On an adjusted basis, the first quarter 2017 tax rate was 38.3%. The company expects its GAAP and adjusted tax rate for 2017 to be approximately 36% plus or minus two percentage points.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the first quarters of 2017 and 2016, including EBITDA, Adjusted EBITDA, adjusted net earnings, adjusted net earnings per diluted share, adjusted operating income, adjusted operating margin and adjusted tax rate. Because these amounts are not in accordance with GAAP, reconciliations to net earnings, net earnings per diluted share, operating income and tax rate as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding completion of strategic and operational efficiency projects, cost structure, the new paper machine and warehousing facility in Shelby, North Carolina and the company's expected tax rate for 2017. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company's ability to execute on its growth and expansion strategies; unanticipated construction delays involving the company's planned new tissue manufacturing operations in Shelby, NC; competitive pricing pressures for the company's products, including as a result of increased capacity as additional manufacturing facilities are operated by the company's competitors; customer acceptance and timing and quantity of purchases of the company's tissue products, including the existence of sufficient demand for and the quality of tissue produced at the company's newly announced Shelby facility when it becomes operational; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; the loss of or changes in prices in regards to a significant customer; the company's ability to successfully implement its operational efficiencies and cost savings strategies; changes in customer product preferences and competitors' product offerings; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunction and damage to the company's manufacturing facilities; changes in transportation costs and disruptions in transportation services; changes in the cost and availability of wood fiber and wood pulp; labor disruptions; cyclical industry conditions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; environmental liabilities or expenditures; the company’s ability to realize the expected benefits of its Manchester Industries acquisition; changes in expenses and required contributions associated with the company's pension plans; cyber-security risks; reliance on a limited number of third-party suppliers for raw materials; the company’s inability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2017		2016
Net sales	$437,525	100%	$437,204	100%
Costs and expenses:
Cost of sales	(387,030)	88%	(368,647)	84%
Selling, general and administrative expenses	(29,937)	7%	(30,795)	7%
Total operating costs and expenses	(416,967)	95%	(399,442)	91%
Income from operations	20,558	5%	37,762	9%
Interest expense, net	(8,043)	2%	(7,643)	2%
Earnings before income taxes	12,515	3%	30,119	7%
Income tax provision	(5,000)	1%	(11,673)	3%
Net earnings	$7,515	2%	$18,446	4%
Net earnings per common share:
Basic	$0.46		$1.05
Diluted	0.45		1.05
Average shares outstanding (in thousands):
Basic	16,484		17,532
Diluted	16,642		17,603

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$15,995	$23,001
Receivables, net	141,971	147,074
Taxes receivable	4,112	9,709
Inventories	240,704	258,029
Other current assets	10,776	8,682
Total current assets	413,558	446,495
Property, plant and equipment, net	959,511	945,328
Goodwill	244,283	244,283
Intangible assets, net	38,587	40,485
Other assets, net	8,994	7,751
TOTAL ASSETS	$1,664,933	$1,684,342

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under revolving credit facilities	$130,000	$135,000
Accounts payable and accrued liabilities	202,577	223,699
Current liability for pensions and other postretirement employee benefits	7,821	7,821
Total current liabilities	340,398	366,520
Long-term debt	569,947	569,755
Liability for pensions and other postretirement employee benefits	80,577	81,812
Other long-term obligations	40,322	41,776
Accrued taxes	2,497	2,434
Deferred tax liabilities	157,601	152,172
TOTAL LIABILITIES	1,191,342	1,214,469

Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	524,943	521,626
Accumulated other comprehensive loss, net of tax	(51,352)	(51,753)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,664,933	$1,684,342

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$7,515	$18,446
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	27,557	21,150
Equity-based compensation expense	17	2,172
Deferred tax provision	4,375	4,365
Employee benefit plans	(788)	(1,389)
Deferred issuance costs on long-term debt	222	213
Disposal of plant and equipment, net	370	—
Non-cash adjustments to unrecognized taxes	63	(151)
Changes in working capital	(1,089)	(9,548)
Changes in taxes receivable, net	5,597	14,172
Other, net	1,699	(408)
Net cash flows from operating activities	45,538	49,022
CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	—	250
Additions to plant and equipment	(42,247)	(30,955)
Proceeds from sale of assets	368	—
Net cash flows from investing activities	(41,879)	(30,705)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(4,875)	(27,661)
Borrowings on revolving credit facilities	91,000	123,287
Repayments of revolving credit facilities' borrowings	(96,000)	(117,282)
Payment of tax withholdings on equity-based payment arrangements	(790)	(43)
Net cash flows from financing activities	(10,665)	(21,699)
Decrease in cash and cash equivalents	(7,006)	(3,382)
Cash and cash equivalents at beginning of period	23,001	5,610
Cash and cash equivalents at end of period	$15,995	$2,228

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2017		2016
Segment net sales:
Consumer Products	$242,423	55%	$245,018	56%
Pulp and Paperboard	195,102	45%	192,186	44%
Total segment net sales	$437,525	100%	$437,204	100%

Operating income (loss):
Consumer Products	$6,189	30%	$18,390	49%
Pulp and Paperboard	27,248	133%	35,163	93%
	33,437		53,553
Corporate[1]	(12,879)	63%	(15,791)	42%
Income from operations	$20,558	100%	$37,762	100%

[1]

Corporate expenses for the three months ended March 31, 2017 include $0.1 million of expenses associated with the acquisition of Manchester Industries. Operating results subsequent to the acquisition of Manchester Industries are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2017	2016
Net earnings	$7,515	$18,446
Add back:
Interest expense, net	8,043	7,643
Income tax provision	5,000	11,673
Depreciation and amortization expense[3]	27,557	21,150
EBITDA[1]	$48,115	$58,912

Directors' equity-based compensation (benefit) expense	$(1,450)	$726
Manchester Industries acquisition related expenses	115	—
Costs associated with Oklahoma City facility closure	2,074	—
Costs associated with Long Island facility closure	466	432
Adjusted EBITDA[2]	$49,320	$60,070

[1]	EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.
[2]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Depreciation and amortization expense for the three months ended March 31, 2017 includes $3.7 million in accelerated depreciation associated with the March 31, 2017 Oklahoma City facility closure.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2017	2016
GAAP net earnings	$7,515	$18,446
Special items, after-tax[1]:
Directors' equity-based compensation (benefit) expense	(957)	465
Manchester Industries acquisition related expenses	76	—
Costs associated with Oklahoma City facility closure	3,786	—
Costs associated with Long Island facility closure	308	277
Adjusted net earnings[2]	$10,728	$19,188

GAAP net earnings per diluted share	$0.45	$1.05
Special items, after-tax[1]:
Directors' equity-based compensation (benefit) expense	(0.06)	0.03
Manchester Industries acquisition related expenses	—	—
Costs associated with Oklahoma City facility closure	0.23	—
Costs associated with Long Island facility closure	0.02	0.02
Adjusted net earnings per diluted share[2]	$0.64	$1.09

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2017	2016
Consumer Products:
Net sales	$242,423	$245,018
Operating income	6,189	18,390
Depreciation and amortization expense[5]	18,242	13,759
Consumer Products EBITDA[1]	$24,431	$32,149
Costs associated with Oklahoma City facility closure	2,074	—
Costs associated with Long Island facility closure	466	432
Consumer Products Adjusted EBITDA[2]	$26,971	$32,581
Consumer Products EBITDA margin[3]	10.1%	13.1%
Consumer Products Adjusted EBITDA margin[4]	11.1%	13.3%
Pulp and Paperboard[6]:
Net sales	$195,102	$192,186
Operating income	27,248	35,163
Depreciation and amortization expense	8,105	6,367
Pulp and Paperboard EBITDA[1]	$35,353	$41,530
Pulp and Paperboard Adjusted EBITDA[2]	$35,353	$41,530
Pulp and Paperboard EBITDA margin[3]	18.1%	21.6%
Pulp and Paperboard Adjusted EBITDA margin[4]	18.1%	21.6%

[1]	Segment EBITDA is segment operating income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.
[5]	Consumer Products depreciation and amortization expense for the three months ended March 31, 2017 includes $3.7 million in accelerated depreciation associated with the March 31, 2017 Oklahoma City facility closure.
[6]

With the exception of $0.1 million of acquisition-related expenses that are included in the Corporate segment, results for Manchester Industries subsequent to the December 16, 2016 acquisition are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted Operating Income and Operating Margin
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2017	2016
Consumer Products:
Net sales	$242,423	$245,018
Operating income	6,189	18,390
Costs associated with Oklahoma City facility closure[3]	5,737	—
Costs associated with Long Island facility closure	466	432
Consumer Products Adjusted operating income[1]	$12,392	$18,822
Consumer Products operating margin	2.6%	7.5%
Consumer Products Adjusted operating margin[2]	5.1%	7.7%

Pulp and Paperboard[4]:
Net sales	$195,102	$192,186
Operating income	27,248	35,163
Pulp and Paperboard Adjusted operating income[1]	$27,248	$35,163
Pulp and Paperboard operating margin	14.0%	18.3%
Pulp and Paperboard Adjusted operating margin[2]	14.0%	18.3%

[1]	Segment Adjusted operating income excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating income divided by Segment Net sales.
[3]	Costs associated with the March 31, 2017 Oklahoma City facility closure for the three months ended March 31, 2017 include $3.7 million in accelerated depreciation.
[4]

With the exception of $0.1 million of acquisition-related expenses that are included in the Corporate segment, results for Manchester Industries subsequent to the December 16, 2016 acquisition are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Income Tax Provision
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2017	2016
GAAP income tax provision	$(5,000)	$(11,673)
Special items, tax impact:
Directors' equity-based compensation benefit (expense)	493	(261)
Manchester Industries acquisition related expenses	(39)	—
Costs associated with Oklahoma City facility closure	(1,951)	—
Costs associated with Long Island facility closure	(158)	(155)
Adjusted income tax provision[1]	$(6,655)	$(12,089)
Adjusted income tax provision rate[1,2]	38.3%	38.7%

[1]	Adjusted income tax provision and Adjusted income tax provision rate exclude the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	The Adjusted income tax provision rate is defined as [Adjusted income tax provision / (Adjusted income tax provision + Adjusted net earnings)].

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509-344-5912
or
(Investors)
Robin S. Yim, 509-344-5906